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                                                                  Exhibit 99.2

ANSOFT CORPORATION AMENDS STOCK REPURCHASE PROGRAM -
ADDITIONAL 1,000,000 SHARES AUTHORIZED FOR REPURCHASE

PITTSBURGH - September 16 -- Ansoft Corporation (NASDAQ: ANST) announced today that its Board of Directors voted to amend its existing common stock repurchase program to permit the Company to acquire an additional 1,000,000 shares of its Common Stock. Under the original program approved in 1998, the Company has purchased 937,000 of the 1,000,000 shares authorized for repurchase.

"The Board's actions endorse's our belief that the low price at which the Company's common stock has recently traded does not reflect the true long-term value of the Company," stated Nicholas Csendes, the Company's President and Chief Executive Officer. "We believe an investment in our own stock will be beneficial to the Company and its stockholders," continued Csendes.

The repurchases may be made, from time to time, in the open market or in privately negotiated transactions and are subject to price and market considerations, and applicable securities laws. The extent and timing of repurchases will be at the discretion of management and will depend upon general business and market conditions, stock prices and the Company's cash position and requirements going forward.

Ansoft is a leading developer of high performance EDA software. Ansoft software is used by electrical engineers to design state of the art technology products, such as cellular phones, internet networking equipment, satellites, computer chips and circuit boards, electronic sensors and electric motors. Ansoft markets its products through its own direct worldwide sales force, and has comprehensive customer support offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward looking statements involve risks and uncertainties about the Company's business that are detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the year ended April 30, 2002.